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                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-71585

Pricing Supplement No. 4 dated September 13, 2000    Rule 424(b) (3)
(To Prospectus dated April 21, 1999 and              File No.         333-71585
Prospectus Supplement dated September 7, 2000)       CUSIP:           12707EAB6

                       Cabot Industrial Properties, L.P.
                    Series A Medium-Term Notes - Fixed Rate

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
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
Principal Amount:              $15,000,000             Interest Rate:         8.20%

Agents Discount or Commission: $30,450                 Stated Maturity Date:  September 15, 2005

Nets Proceeds to Issuer:       $14,969,550             Original Issue Date:   September 18, 2000
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

Interest Payment Dates:    Every March 15 and September 15, commencing March 15, 2001

Redemption:
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[X]  The Notes cannot be redeemed prior to the Stated Maturity Date,
[_]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:__________% until Redemption
        Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date
[_]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: __________%

Currency:
     Specified Currency:  U.S. Dollars
        (If other than U.S. dollars, see attached)
     Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:     [_]  Yes               [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X]  Book-Entry         [_]  Certificated

Agent: [_]  Merrill Lynch & Co.         [_]  BNY Capital Markets, Inc.
       [X]  Chase Securities Inc. ($5 million)
       [X]  First Union Securities, Inc. ($5 million)  [_]  Goldman, Sachs & Co.
       [X]  J.P. Morgan & Co. ($5million)           [_]  Other_________________

Agent acting in the capacity as indicated below:
       [_]  Agent                  [X]  Principal

If as principal:
       [_]  The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Other Provisions: